Exhibit 99.2

Community Bankers Trust Corporation Announces

Share Repurchase Program and Increase in Quarterly Dividend

January 22, 2020 (Richmond, Virginia) – Community Bankers Trust Corporation (NASDAQ: ESXB), the holding company for Essex Bank, announced today that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of its common stock through January 2021. Shares of common stock may be purchased under the program periodically in privately negotiated transactions or in open market transactions at prevailing market prices, and pursuant to a trading plan in accordance with applicable securities laws.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.05 per share with respect to the Company’s outstanding common stock. The dividend will be payable on March 2, 2020 to shareholders of record at the close of business on February 20, 2020. The dividend amount payable in March 2020 is an additional $0.01 increase over the amount of the dividend previously paid at the beginning of 2020.

Rex L. Smith, III, the Company’s President and Chief Executive Officer, stated, “We are very pleased to put in place a stock repurchase plan and, at the same time, to increase the amount of our dividend for the second straight quarter. As we have continuously stated, our focus remains on long-term growth and value for our shareholders, and these two actions are meaningful steps to that end to start the new year. We will continue to develop and implement our key strategies, through organic growth, internal initiatives and external opportunities, including merger and acquisition and other business combination prospects.”

The actual means and timing of any purchases, target number of shares and prices or range of prices under the repurchase program, which the Company will determine in its discretion, will depend on a number of factors, including the market price of the Company’s common stock, share issuances under the Company’s equity plans, general market and economic conditions and applicable legal and regulatory requirements. The Company’s Board of Directors may modify, amend or terminate the program at any time. There is no assurance that the Company will purchase any shares under the program.

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 18 of which are in Virginia and six of which are in Maryland. The Bank also operates two loan production offices.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s share repurchases, payment of dividends and strategic plans and objectives. These statements are made on the basis of the Company’s views and assumptions as of this time, and the Company undertakes no obligation to update these statements unless required by law.  These statements are not a guarantee of future performance, and actual events or results may differ materially from these statements. Investors should consult the periodic and other reports that the Company files from time to time with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018) for information about certain factors, risks and uncertainities that could cause such differences. Copies of these filings may be obtained by visiting the Company’s website at www.cbtrustcorp.com.

Contact: Bruce E. Thomas
Community Bankers Trust Corporation
804-934-9999